Marc A. Recht T: +1 617 937 2316 mrecht@cooley.com

July 19, 2024

Tectonic Therapeutic, Inc.

490 Arsenal Way, Suite 210

Watertown, MA 02472

Re: Tectonic Therapeutic, Inc.

Ladies and Gentlemen:

We have acted as counsel to Tectonic Therapeutic, Inc., (f/k/a AVROBIO, Inc.) a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including the prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 2,969,583 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issued pursuant to that certain Agreement and Plan of Merger and Reorganization by and among AVROBIO, Inc., Alpine Merger Subsidiary, Inc. and Tectonic Therapeutic, Inc. (currently known as Tectonic Operating Company, Inc.) (“Legacy Tectonic”) dated January 30, 2024 (the “Merger Agreement”). The Shares were received in exchange for shares of Legacy Tectonic issued to investors in a private placement pursuant to a subscription agreement dated January 30, 2024 (the “Subscription Agreement”), by and between Legacy Tectonic and the investors named therein.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Merger Agreement, (d) the Subscription Agreement and (e) such other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 500 Boylston Street, Boston, MA 02116

t: (617) 937 2300 f: (617) 937 2400 cooley.com

Tectonic Therapeutic, Inc. July 19, 2024 Page Two

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Marc A. Recht
Marc A. Recht

Cooley LLP 500 Boylston Street, Boston, MA 02116

t: (617) 937 2300 f: (617) 937 2400 cooley.com